                                                                   EXHIBIT 10.11


            SUMMARY OF FISCAL YEAR 1998 SENIOR MANAGEMENT BONUS PLAN

         In July 1997, the Compensation Committee of the Board of Directors of FORE Systems, Inc. (the "Compensation Committee") adopted a Senior Management Bonus Plan for the 1998 fiscal year which would reward the Company's senior management personnel with bonus payments if certain revenue, earnings per share and individual performance objectives were achieved. Under the Senior Management Bonus Plan, no bonus pool would be available unless specific earnings per share objectives were met in each fiscal quarter. If these objectives were met in each fiscal quarter, then, at the conclusion of the fiscal year, a bonus pool of 25% of the base salary of each member of senior management would become available. Pursuant to the terms of the Senior Management Bonus Plan, the bonus pool could be increased, up to a maximum of 100% of base salary for each member of senior management, based upon the achievement by the Company of certain revenue and earnings per share objectives as well as the achievement by the members of senior management of individual performance objectives. Of the available bonus pool, 70% of the bonus for each member of senior management was payable based exclusively on the achievement of the corporate revenue and earnings per share objectives and the other 30% was payable based on the Compensation Committee's assessment of the individual performance of each member of senior management. Pursuant to the determination of the Compensation Committee, based upon the Company meeting certain earnings per share expectations of research analysts who cover the Company and internal earnings per share targets in each quarter of the 1998 fiscal year, a total bonus pool of approximately 35% of the base salary of each member of senior management was available under the Senior Management Bonus Plan. The Compensation Committee awarded the entire bonus amount available to each member of senior management, based upon its assessment of the individual performance of each member of senior management.